EXHIBIT 10.3
EXECUTION COUNTERPART
AMENDMENT NO. 6
          AMENDMENT NO. 6 dated as of October 14, 2009 among THE GEO GROUP, INC. (formerly known as Wackenhut Corrections Corporation), a Florida corporation, as borrower (the “Borrower”), its Subsidiaries listed on the signature pages hereto, as guarantors (the “Guarantors”) and BNP PARIBAS, in its capacity as Administrative Agent under the Credit Agreement referred to below (together with its permitted successors, the “Administrative Agent”).
          The Borrower, the Lenders party thereto and the Administrative Agent are parties to a Third Amended and Restated Credit Agreement dated as of January 24, 2007 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by said Lenders to the Borrower.
          The Borrower has requested that the Credit Agreement be amended in certain respects, and the requisite Lenders have authorized the Administrative Agent to agree to such request on the terms and conditions hereof. Accordingly, the parties hereto hereby agree as follows:
          Section 1. Definitions. Except as otherwise defined in this Amendment No. 6, terms defined in the Credit Agreement are used herein as defined therein.
          Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 3 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:
          2.01. References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.
          2.02. Definitions. Section 1.1 of the Credit Agreement shall be amended by:
     (a) deleting the definition of “Expired Capital Expenditures Basket”.
     (b) amending the following definitions (to the extent already in said Section 1.1) as provided below and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.1):
     “Adjusted EBITDA” means, for any period, (a) if operating income of all Unrestricted Subsidiaries for such period is less than or equal to 15% of the operating income of the Borrower and its Subsidiaries for such period, in each case calculated on a consolidated basis, EBITDA for such period calculated as if the references in the definition of “EBITDA” to Restricted Subsidiaries instead referred to all Subsidiaries (“Modified EBITDA”) and (b) if operating income of all Unrestricted Subsidiaries for such period is greater than 15% of the operating income of the Borrower and its Subsidiaries for such period, in each case calculated on a consolidated basis, EBITDA.
     “Amendment No. 6” means Amendment No. 6 to this Agreement dated as of the Amendment No. 6 Effective Date.
Amendment No. 6

     “Amendment No. 6 Effective Date” means October 14, 2009.
     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans (unless the subject of a good faith dispute) or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement (unless the subject of a good faith dispute), (c) made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (d) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit or Swingline Loans, (e) otherwise failed to pay over to the Administrative Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
     “Extended Revolving Termination Date” means September 14, 2012.
     “Extending Revolving Lenders” means (a) each Lender holding Revolving Credit Commitments agreeing to be an “Extending Revolving Lender” hereunder as evidenced by their execution and delivery of an instrument in form and substance acceptable to, and countersigned by, the Borrower and the Administrative Agent in connection therewith and (c) the Swingline Lender.
     “Initial Revolving Termination Date” means September 14, 2010.
     “Lender” means each Person that shall have become a party hereto pursuant to a Lender Addendum (including, without limitation, the Issuing Lender and the Swingline Lender unless the context otherwise requires), each Incremental Term Loan Lender and each other Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.10, but excluding any such Person that ceases to be a party hereto as a Lender pursuant to Section 14.10; provided that from and after the Initial Revolving Termination Date, upon the Non-Extending Revolving Lenders being paid all amounts owing to them after this Agreement, the Non-Extending Revolving Lenders shall no longer be Lenders without prejudice to the matters set forth in Section 13.7 and Section 14.14.
Amendment No. 6

     “Non-Extending Revolving Lenders” means the Lenders that are not Extending Revolving Lenders.
     “Revolving Credit Maturity Date” means, for any Revolving Credit Lender, the date that the Revolving Credit Facility terminates for such Revolving Credit Lender pursuant to Section 2.7.
     (c) The definition of Permitted Acquisition is amended by (a) adding the words “(including, without limitation, the proceeds of Loans)” after “(iii) cash on hand” where they appear in clause (a) thereof, (b) adding the words “, in the case of each of (a) and (b),” after “(“Equity Consideration”)”, (c) by replacing “One Hundred Million ($100,000,000)” with “Two Hundred Million ($200,000,000)” and (d) deleting the words “any usage of the Expired Capital Expenditures Basket in excess of Seventy-five Million Dollars ($75,000,000), and” in clause (y) thereof.
          2.03. Revolving Credit Loans. Section 2.1 of the Credit Agreement is amended by (a) adding the words “for such Lender” after “Revolving Credit Maturity Date” in the first place it appears and (b) amending and restating the existing next to last sentence thereof, as follows: “Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans from any Lender hereunder until the Revolving Credit Maturity Date for such lender” and (c) adding the following new sentence at the end thereof:
          “Notwithstanding any provision in this Agreement to the contrary, at no time prior to the Initial Revolving Termination Date may the sum of the aggregate undrawn stated amount of Letters of Credit that expire after the fifth Business Day prior to the Initial Termination Date plus the aggregate amount of the Extending Revolving Lenders’ Revolving Credit Commitment Percentage of all Revolving Credit Loans (including Swingline Loans) exceed the aggregate amount of the Revolving Credit Commitments of all of the Extending Revolving Lenders.”
          2.04. Swingline Loans. Section 2.2 of the Credit Agreement is amended by adding the following new clause (c) thereto:
          “At any time before or after a Default, if the Revolving Credit Commitments of the L/C Participants shall have expired or be terminated while any Swingline Loan is outstanding, each Relevant Lender (as defined below), at the sole option of the Swingline Lender, shall either (A) notwithstanding the expiration or termination of the Commitments, make a Revolving Credit Loan as a LIBOR Rate Loan, which such Revolving Credit Loan shall be deemed a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents, or (B) be deemed, without further action by any Person, to have purchased from the Swingline Lender a participation in such Swingline Loan, in either case in an amount equal to the product of such L/C Participant’s Revolving Credit Percentage times the outstanding principal balance of such Swingline Loan. The Administrative Agent shall notify each such L/C Participant of the amount of such Revolving Credit Loan or participation, and such L/C Participant will transfer to the Administrative Agent for the account of the Swingline Lender on the next Business Day following such notice, in immediately available funds, the amount of such Revolving Credit Loan or participation. For purposes hereof, (i) “Relevant Lender” shall mean, in connection with any termination or expiration of Revolving Credit Commitments, (x) if such expiration or termination occurs pursuant to Section 2.1 and after giving effect thereto the principal amount of outstanding Revolving Credit Loans from any Lender does not exceed such Lender’s Revolving Credit Commitment less such Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations, each Lender holding a Revolving Credit Commitment after giving effect to such
Amendment No. 6

expiration or termination and (y) otherwise, each Lender holding a Revolving Credit Commitment immediately before giving effect to such expiration or termination and (ii) the Revolving Credit Commitment Percentage of the Relevant Lenders shall be calculated as if the aggregate Revolving Credit Commitments were equal to the sum of the Revolving Credit Commitments of the Relevant Lenders as in effect immediately prior to such termination or expiration.”
          2.05. Repayment of Revolving Credit Loans. Section 2.4(a) is amended and restated to read as follows:
     ”(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans owing to Non-Extending Revolving Lenders in full on the Initial Revolving Termination Date and all Revolving Credit Loans owing to Extending Revolving Lenders in full on the Extended Revolving Termination Date, in each case except to the extent that such Revolving Credit Loans are expressly required hereby to be paid on an earlier date, and (ii) all Swingline Loans in accordance with Section 2.2(b), together, in each case, with all accrued but unpaid interest thereon. Any Swingline Loan not repaid prior to the Extended Revolving Termination Date shall be repaid in full on such date.”
          2.06. Termination of Revolving Credit Facility. Section 2.7 of the Credit Agreement is amended and restated to read as follows:
     “Section 2.7. Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) (i) with respect to Non-Extending Revolving Lenders, the Initial Revolving Termination Date and (ii) with respect to Extending Revolving Lenders, the Extended Revolving Termination Date, (b) with respect to all Lenders, the date of termination by the Borrower pursuant to Section 2.6, or (c) with respect to all Lenders, the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).”
          2.07. Letter of Credit Facility.
     (a) Section 3.1 of the Credit Agreement is amended by replacing “Revolving Credit Maturity Date” in each place it appears with “Extended Revolving Termination Date”.
     (b) Section 3.3(a) shall be amended by replacing “Revolving Credit Maturity Date” in the second sentence with “Initial Revolving Termination Date and the Extended Revolving Termination Date”.
     (c) The following new Section 3.11 shall be added immediately after Section 3.10 of the Credit Agreement:
          “3.11. Termination and Re-allocation of Letter of Credit Participations on Fifth Business Day prior to Initial Revolving Termination Date. Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, on the fifth Business Day prior to the Initial Revolving Termination Date, the interests and participations of the Non-Extending Revolving Lenders in the Letters of Credit outstanding as at the fifth Business Day prior to the Initial Revolving Termination Date shall automatically terminate and (i) from and after the fifth Business Day prior to the
Amendment No. 6

Initial Revolving Termination Date, the Non-Extending Revolving Lenders shall have no liability arising from, relating to, in connection with or otherwise in respect of, such interests and participations or any Letters of Credit, and (ii) such interests and participations in outstanding Letters of Credit shall thereupon automatically and without further action be re-allocated to the extent necessary such that the interests and participations in such Letters of Credit shall be held by the remaining L/C Participants ratably in proportion to their respective Revolving Credit Commitment Percentages (determined after giving effect to the termination of the interests and participations of the Non-Extending Revolving Lenders on the fifth Business Day prior to the Initial Revolving Termination Date, with all such terminations of interests and participations being treated as reductions in Commitments solely for the purposes of this calculation).”
          2.08. Interest Periods. Section 5.1(b)(iv) of the Credit Agreement is amended and restated to read as follows:
     “(iv) no Interest Period shall begin before and end after the Initial Revolving Termination Date or begin before and end after the Extended Revolving Termination Date or extend beyond the Term Loan Maturity Date (or, in the case of any Series of Incremental Term Loans, the final maturity thereof), as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and
          2.09. Applicable Margin. Section 5.1(c) of the Credit Agreement is amended and restated to read as follows:
     “(c) Applicable Margin. The applicable margin (the “Applicable Margin”) provided for in Section 5.1(a) with respect to: (i) any Initial Term Loan that is a LIBOR Rate Loan shall be (x) with respect to Lenders holding Initial Term Loans who consent to Amendment No. 6 from and after the Amendment No. 6 Effective Date, 2.00% and (y) in all other cases from and after the Amendment No. 6 Effective Date, 1.50%, (ii) any Initial Term Loan that is a Base Rate Loan shall be (x) with respect to Lenders holding Initial Term Loans who consent to Amendment No. 6 from and after the Amendment No. 6 Effective Date, 1.00% and (y) in all other cases from and after the Amendment No. 6 Effective Date, 0.50%, (iii) any Incremental Term Loan of any Series made after the date of the consummation of the Acquisition shall be as agreed upon at the time the Incremental Term Loan Commitments of such Series are established pursuant to Section 14.23 and (iv) any Revolving Credit Loan held by Non-Extending Revolving Lenders or Extending Revolving Lenders shall be determined by reference to the applicable table set forth below and shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate for the most recently ended Fiscal Quarter and the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable Calculation Date; provided, however, that if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter preceding the applicable Calculation Date, the Applicable Margin for the Revolving Credit Loans from such Calculation Date shall be (x) with respect to Non-Extending Revolving Lenders, based on Pricing Level V of the “Applicable Margin — Non-Extending Revolving Lenders” table set forth below and (y) with respect to Extending Revolving Lenders, based on Pricing Level IV of the “Applicable Margin —
Amendment No. 6

Extending Revolving Lenders” table set forth below, in each case until such time as an appropriate Officer’s Compliance Certificate is provided, at which time (but with no retroactive effect) the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding such Calculation Date. The Applicable Margin for the Revolving Credit Loans shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Revolving Credit Loans then existing or subsequently made or issued.
Applicable Margin — Non-Extending Revolving Lenders

		Revolving Credit Loans
Pricing Level	Total Leverage Ratio	LIBOR	Base Rate
V	Greater than 5.00 to 1.00	2.50%	1.50%
IV	Greater than 3.00 to 1.00, but less than or equal to 5.00 to 1.00	2.25%	1.25%
III	Greater than 2.50 to 1.00, but less than or equal to 3.00 to 1.00	2.00%	1.00%
II	Greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00	1.75%	0.75%
I	Less than or equal to 2.00	1.50%	0.50%
Applicable Margin — Extending Revolving Lenders

		Revolving Credit Loans
Pricing Level	Total Leverage Ratio	LIBOR	Base Rate
IV	Greater than 3.00 to 1.00	3.50%	2.50%
III	Greater than 2.50 to 1.00, but less than or equal to 3.00 to 1.00	3.25%	2.25%
II	Greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00	3.00%	2.00%
I	Less than or equal to 2.00	2.75%	1.75%”
          2.10. Commitment Fee. Section 5.3(a) of the Credit Agreement is amended and restated as follows:
     “(a) Commencing on the Closing Date, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee on the average daily unused portion of the aggregate Revolving Credit Commitments held by Non-Extending Revolving Lenders and Extending Revolving Lenders at a rate which shall be determined by reference to the applicable table set forth below, such rate to be adjusted quarterly on each Calculation Date ten (10) Business Days after the date by which the Borrower is required to provide an Officer’s Compliance Certificate for the most recently ended Fiscal Quarter; provided that the amount of outstanding Swingline
Amendment No. 6

Loans shall not be considered usage of the Revolving Credit Commitments for the purpose of calculating such commitment fee; provided further, however, that (a) the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding the applicable Calculation Date and (b) if the Borrower fails to provide the Officer’s Compliance Certificate as required by Section 8.2 for the most recently ended Fiscal Quarter preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be (x) with respect to Non-Extending Revolving Lenders, based on Pricing Level II in the “Commitment Fee — Non-Extending Revolving Lenders” table set forth below and (y) with respect to Extending Revolving Lenders, based on Pricing Level IV in the “Commitment Fee — Extending Revolving Lenders” table set forth below, in each case until such time as an appropriate Officer’s Compliance Certificate is provided, at which time (but with no retroactive effect) the Pricing Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended Fiscal Quarter preceding such Calculation Date. The commitment fee rate so determined shall be effective from one Calculation Date until the next Calculation Date. The commitment fee shall be payable in arrears on the last Business Day of each consecutive Fiscal Quarter ending on or nearest to December 31, March 31, June 30 and September 30 during the term of this Agreement, commencing on the last Business Day of the Fiscal Quarter ending on or nearest to March 31, 2007, and on the Initial Revolving Termination Date and the Extended Revolving Termination Date. Such commitment fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Revolving Credit Commitment Percentages.
Commitment Fee — Non-Extending Revolving Lenders

		Commitment Fee Rate on
		Unused Portion of Revolving
Pricing Level	Total Leverage Ratio	Credit Commitments
II	Greater than 2.00 to 1.00	0.500%
I	Less than or equal to 2.00 to 1.00	0.375%
Commitment Fee — Extending Revolving Lenders

		Commitment Fee Rate on
		Unused Portion of Revolving
Pricing Level	Total Leverage Ratio	Credit Commitments
IV	Greater than 3.00 to 1.00	0.750%
III	Greater than 2.50 to 1.00, but less than or equal to 3.00 to 1.00	0.625%
II	Greater than 2.00 to 1.00, but less than or equal to 2.50 to 1.00	0.500%
I	Less than or equal to 2.00 to 1.00	0.500%
Amendment No. 6

          2.11. Defaulting Lenders. The following new Section 5.13 shall be added to the Credit Agreement:
     “5.13 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Sections 3.3(a) and 5.3(a), or as otherwise accruing under this Agreement;
     (b) in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder including any consent to any amendment or waiver pursuant to Section 14.11, such Defaulting Lender shall be deemed to have taken or withheld the same such action as the Lenders holding a majority of the Commitment Percentages (calculated without regard to the Commitments and Commitment Percentages of Defaulting Lenders) shall have taken or withheld, as the case may be, provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other Lenders shall require the consent of such Defaulting Lender;
     (c) if any Outstanding Credit Exposure (as defined below) exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of such Defaulting Lender’s Outstanding Credit Exposure in respect of L/C Obligations and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentage but only to the extent that (x) the sum of all non-Defaulting Lenders’ Outstanding Credit Exposure (after giving effect to such reallocation) does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.3 are satisfied at such time; and
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s Outstanding Credit Exposure in respect of L/C Obligations and Swingline Loans, if any, (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Defaulting Lender’s Outstanding Credit Exposure is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Outstanding Credit Exposure in respect of L/C Obligations and Swingline Loans pursuant to Section 5.13(c)(ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such cash collateralized Outstanding Credit Exposure so long as such Outstanding Credit Exposure is cash collateralized;
Amendment No. 6

     (iv) if the Outstanding Credit Exposure in respect of L/C Obligations and Swingline Loans, of the non-Defaulting Lenders is reallocated pursuant to Section 5.13(c)(i), then the fees payable to the Lenders pursuant to Section 3.3(a) and Section 5.3(a) shall be adjusted ratably in accordance with such non-Defaulting Lenders’ Commitment Percentage; and
     (v) if any Defaulting Lender’s Outstanding Credit Exposure in respect of L/C Obligations and Swingline Loans is neither cash collateralized nor reallocated pursuant to Section 5.13(c)(i) or (ii), then, without prejudice to any rights or remedies of any Issuing Lender or Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Outstanding Credit Exposure in respect of L/C Obligations and Swingline Loans, if any,) and fees payable under Section 3.3(a) with respect to such Defaulting Lender’s Outstanding Credit Exposure in respect of L/C Obligations and Swingline Loans, if any, shall be payable to such Issuing Lender until such Outstanding Credit Exposure is cash collateralized and/or reallocated;
     (d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 5.13(c)(ii), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among the non-Defaulting Lenders in a manner consistent with Section 5.13(c)(i) (and Defaulting Lenders shall not participate therein); and
     (e) The Borrower shall not be required to (i) reimburse any Defaulting Lender pursuant to Section 14.2 or otherwise for any costs, charges or expenses paid or incurred by such Lender in connection with any dispute over or with respect to such Lender’s status as a Defaulting Lender or (ii) indemnify any Defaulting Lender pursuant to Section 3.9 or 14.2 to the extent that such indemnification obligation relates to such Lender’s status as a Defaulting Lender.
In the event that the Administrative Agent, the Borrower, the Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (x) the Outstanding Credit Exposure of the Lenders in respect of L/C Obligations and Swingline Loans shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage, (y) all cash collateral provided by the Borrower under Section 5.13(c)(ii) shall be returned to it and (z) the Borrower shall no longer be required to provide cash collateral under Section 5.13(c)(ii) unless and until the circumstances described therein requiring such cash collateral thereafter occur.
For the purposes of this Section, “Outstanding Credit Exposure” means (i) as to any Lender at any time, the sum of (x) the aggregate principal amount of its Loans at such time, plus (y) an amount equal to its Revolving Credit Commitment Percentage of the L/C Obligations at such
Amendment No. 6

time, and (ii) as to the Swingline Lender only, at any time, the aggregate principal amount of Swingline Loans at such time.”
          2.12. Use of Proceeds. Section 9.12 of the Credit Agreement is amended by (a) deleting the word “and” where it appears immediately prior to “(e)” and (b) adding “, and (f) to finance Permitted Acquisitions” immediately following “transactions contemplated hereby”.
          2.13. Title Insurance. Section 9.16 of the Credit Agreement is amended to add the following immediately before the period at the end of the first sentence thereof:
          “provided, however, notwithstanding anything herein or in any of the Loan Documents to the contrary, the Administrative Agent may, in its sole and absolute discretion, waive the requirement for the Borrower or any Restricted Subsidiary to obtain date-down endorsements to previously issued mortgagee title insurance policies in connection with amendments to the Mortgages entered into from time to time (each a “Mortgage Amendment”), in order to insure the lien of such Mortgage, as modified by any such Mortgage Amendment, if the applicable title insurance regulations for the State in which the related real property is located do not provide for the issuance of the requested endorsement such that a new mortgagee title insurance policy would otherwise be required (or premium charges substantially equivalent thereto would be incurred by the Borrower or any Restricted Subsidiary in connection with any endorsement); provided, further that, in such event, the Borrower or Restricted Subsidiary shall endeavor to obtain an endorsement, if available, to such previously issued mortgagee title insurance policies that insures that the title insurance coverage provided by the original mortgagee title insurance policy is not affected by the recording of any Mortgage Amendment, provided the cost for such endorsement is nominal.”
          2.14. Leverage Ratios — Total Leverage Ratio. The table set forth in Section 10.1(a) of the Credit Agreement shall be amended and restated to read as follows:

“Period	Maximum Ratio

Closing Date through the Amendment No. 6 Effective Date	4.50 to 1.0

Amendment No. 6 Effective Date through penultimate day of Fiscal Year 2010	4.0 to 1.0

Last day of Fiscal Year 2010 through penultimate day of Fiscal Year 2011	3.75 to 1.0

Last day of Fiscal Year 2011 through penultimate day of Fiscal Year 2012	3.25 to 1.0

Thereafter	3.00 to 1.0”
Amendment No. 6

          2.15. Leverage Ratios — Senior Secured Leverage Ratio. Te table set forth in Section 10.1(b) of the Credit Agreement shall be amended and restated to read as follows:

“Period	Maximum Ratio

Closing Date through the Amendment No. 6 Effective Date	3.25 to 1.0

Amendment No. 6 Effective Date through penultimate day of Fiscal Year 2011	3.00 to 1.0

Last day of Fiscal Year 2011 through penultimate day of Fiscal Year 2012	2.50 to 1.0

Last day of Fiscal Year 2012 through penultimate day of Fiscal Year 2013	2.25 to 1.0

Thereafter	2.00 to 1.0”
          2.16. Capital Expenditures. Section 10.3 of the Credit Agreement shall be deleted in its entirety.
          2.17. Limitations on Loans. Section 11.3(j) of the Credit Agreement shall be amended by deleting the words “and do not constitute utilization of the Expired Capital Expenditures Basket in excess of Seventy-Five Million Dollars ($75,000,000)”.
          2.18. Restricted Payments. Section 11.6(b) of the Credit Agreement shall be amended and restated to read as follows:
          “(b) the Borrower may declare, pay and make one or more (i) Restricted Payments in an aggregate amount after the Closing Date not to exceed Twenty-Five Million Dollars ($25,000,000) during the term of this Agreement, so long as no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made or would result therefrom, (ii) Restricted Payments resulting from the cashless exercise of stock options and (iii) one or more payments referred to in clause (a) or (b) of the definition of “Restricted Payments” (such payments “Cash Restricted Payments”) so long as (x) in any Fiscal Year, the aggregate amount of such payments does not exceed 50% of Net Income for the prior Fiscal Year; provided, however, that the maximum amount of Cash Restricted Payments for any Fiscal Year shall be increased by the amount of Cash Restricted Payments that were permitted to be made in the immediately preceding Fiscal Year (without giving effect to any carryover amount from prior Fiscal Years) over the amount of Cash Restricted Payments actually made during such preceding Fiscal Year (and for the purposes hereof, the amount of such Cash Restricted Payments made during any Fiscal Year shall be deemed to have been made first from any such carryover from the preceding Fiscal Year and last from the amount otherwise permitted in such Fiscal Year), (y) on the last day of the Fiscal Quarter ending on or most recently ended prior to the date each such payment is made (after giving pro forma effect to the incurrence and discharge of Debt since such last day) the Senior Secured Leverage Ratio does not exceed 2.5:1.0 and (z) at the time of making such payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided that any Restricted Payment constituting a dividend on the capital stock of the Borrower may be made within 60 days after the date of declaration of such
Amendment No. 6

dividend, if, at the date of declaration, the dividend payment would have complied with the provisions of this Section 11.6(b)”
          2.19. Set-off. Section 14.3 of the Credit Agreement is amended by inserting a new clause (d) thereto:
          “(d) If any Defaulting Lender fails to make any payment required to be made by it pursuant to Section 2.1, Section 3.1 or 3.5(b), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender and for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Defaulting Lender’s obligations under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Defaulting Lender under such Section, in any case referred to in either of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.”
          2.20. Assignment by Lenders. Section 14.10(b) is amended by adding the following new sentence at the end thereof:
          “Any assignment of a Loan by a Lender pursuant to this Section 14.10(b) shall carry the same Applicable Margin that such Loan had in the hands of the assigning Lender.”
          2.21. Increase of Revolving Credit Commitments. Clause (a) of the proviso in the first sentence of Section 14.22(a) of the Credit Agreement shall be amended to read as follows:
“(a) after giving effect to such amendment, the sum of the aggregate amount of increases in the Revolving Credit Commitments made pursuant to this Section 14.22 after the Amendment No. 6 Effective Date plus the aggregate amount of Incremental Term Loans made pursuant to Section 14.23 after the Amendment No. 6 Effective Date shall not exceed Two Hundred Million Dollars ($200,000,000)”.
          2.22. Incremental Term Loans. Clause (c) of the second paragraph of Section 14.23 of the Credit Agreement shall be amended to read as follows:
“(c) the sum of the aggregate amount of increases in the Revolving Credit Commitments made pursuant to Section 14.22 after the Amendment No. 6 Effective Date plus the aggregate amount of Incremental Term Loans made pursuant to this Section 14.23 after the Amendment No. 6 Effective Date shall not exceed Two Hundred Million Dollars ($200,000,000)”.
          2.23. Adjusted EBITDA. Each reference to “EBITDA” in the definitions of “Excess Cash Flow” and “Permitted Acquisition” in Section 1.1 of the Credit Agreement and in Sections 10.1(a), 10.1(b) and 10.2 of the Credit Agreement shall be amended to be a reference to Adjusted EBITDA.
          2.24. Unrestricted Subsidiaries. Schedule 1.1(a) is hereby amended to add “The Geo Group Limited” as an additional Unrestricted Subsidiary.
Amendment No. 6

          Section 3. Conditions Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon the receipt by the Administrative Agent of:
          (a) counterparts of this Amendment No. 6 executed by the Borrower, the Guarantors and the Administrative Agent together with authorizations to execute this Amendment No. 6 from the requisite Lenders;
          (b) a certificate of the secretary or assistant secretary of the Borrower and each Guarantor certifying as to the incumbency and genuineness of the signature of each officer of the Borrower and each Guarantor executing this Amendment No. 6 and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation of the Borrower and each Guarantor and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, (B) the bylaws of the Borrower and each Guarantor as in effect on the date of such certifications, (C) resolutions duly adopted by the Board of Directors of the Borrower and each Guarantor authorizing the execution, delivery and performance of this Amendment No. 6, and (D) certificates as of a recent date of the good standing of the Borrower and each Guarantor under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where the Borrower is qualified to do business and a certificate of the relevant taxing authorities of such jurisdictions certifying that such Person has filed required tax returns and owes no delinquent taxes;
          (c) favorable opinions of counsel to the Borrower and the Guarantors addressed to the Administrative Agent and the Lenders with respect to the Borrower, the Guarantors, this Amendment No. 6, the Loan Documents as amended by this Amendment No. 6 and such other matters as the Lenders shall request, all in form and substance reasonably satisfactory to the Administrative Agent;
          (d) evidence that the reallocations and payments referred to in Sections 14.22(b) and (c) shall occur simultaneously with the effectiveness of this Amendment No. 6; and
          (e) evidence of the payment by the Borrower of all fees payable to the Administrative Agent and the Lenders that the Borrower has agreed to pay in connection with this Amendment No. 6.
          Section 4. Mortgages. The following documents relating to the Mortgages shall be delivered to the Administrative Agent within 60 days of the date hereof and the Borrower and the Guarantors hereby acknowledge that the failure to so deliver such documents shall be an Event of Default:
     (a) fully executed and acknowledged amendments to the Mortgages, in proper from for recording, reflecting the increase in the Commitments;
     (b) date down endorsements or the functional equivalent thereof, that reflect the increase in Commitments, in connection with each of the existing policies of title insurance on the properties subject to the Mortgages (other than the policies of title insurance with respect to the properties located in Texas, New York, New Jersey and New Mexico, for which Borrower will endeavor to obtain an endorsement, if available, to such previously issued mortgagee title insurance policies that insures that the title insurance coverage provided by the original mortgagee title insurance policy is not affected by the recording of any Mortgage Amendment, provided the cost for such
Amendment No. 6

endorsement is nominal). Further, the Borrower agrees to provide or obtain any customary affidavits, including but not limited to owner’s title affidavits, and indemnities as may be required or necessary to obtain such endorsements and datedowns satisfactory to the Administrative Agent;
     (c) with respect to the properties subject to the Mortgages, with respect to existing surveys, an affidavit of an authorized signatory of the owner of such property stating that there have been no improvements or encroachments to the property since the date of the respective survey such that the existing survey is no longer accurate, in form acceptable to the Administrative Agent and the title company in order to remove the standard survey exception;
     (d) favorable opinions of local real estate counsel to the Borrower and the Guarantors addressed to the Administrative Agent and the Lenders with respect to the Mortgages and such other matters as the Lenders shall request, all in form and substance reasonably satisfactory to the Administrative Agent; and
     (e) such other certificates, documents and information as are reasonably requested by the Lenders, including, without limitation, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance, each in form and substance reasonably satisfactory to the Administrative Agent.
          Section 5. Extension/Increase of Revolving Credit Commitments. (a) Each Lender with a Revolving Credit Commitment under the Credit Agreement who wishes to (i) extend their Revolving Credit Commitment and become an Extending Revolving Lender on the date hereof and/or (ii) increase their Revolving Credit Commitment pursuant to Section 14.22 of the Credit Agreement on the date hereof and (b) each financial institution wishing to provide a Revolving Credit Commitment pursuant to Section 14.22 on the date hereof, in each case shall execute and deliver to the Administrative Agent a Lender Addendum in the form provided by the Administrative Agent.
          Section 6. Security Documents. The Borrower and the Guarantors hereby ratify and confirm the respective Guaranty Obligations and Liens granted by them under the Security Documents in favor of the Secured Parties.
          Section 7. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 6 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 6 by signing any such counterpart. This Amendment No. 6 shall be governed by, and construed in accordance with, the law of the State of New York.
[Signature pages to follow]
Amendment No. 6

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to the Credit Agreement to be duly executed and delivered as of the day and year first above written.

THE GEO GROUP, INC. (formerly known as Wackenhut Corrections Corporation), as Borrower
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	The GEO Group, Inc.

CORRECTIONAL SERVICES CORPORATION, as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	VP & Treasurer Correctional Services Corp.

GEO HOLDINGS I, INC., as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	VP, Finance GEO Holdings I, Inc.

GEO ACQUISITION II, INC., as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	VP, Finance GEO Acquisition II, Inc.

GEO CARE, INC. (formerly known as Atlantic Shores Healthcare, Inc.), as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	Treasurer GEO Care, Inc.

GEO RE HOLDINGS LLC (formerly known as WCC RE Holdings LLC), as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	SVP & Treasurer GEO RE Holdings LLC

[Signature pages continue]

CPT OPERATING PARTNERSHIP, L.P., as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	CPT Operating Partnership L.P.

CPT LIMITED PARTNER, LLC, as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	CPT Limited Partner, LLC VP, Finance

CORRECTIONAL PROPERTIES PRISON FINANCE LLC, as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	Correctional Properties Prison Finance LLC

PUBLIC PROPERTIES DEVELOPMENT AND LEASING LLC, as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	Public Properties development & Leasing LLC

GEO TRANSPORT, INC., as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	VP & Treasurer GEO Transport Inc.

JUST CARE, INC., as Guarantor
By:	/s/ BRIAN R. EVANS
	Name:	BRIAN R. EVANS
	Title:	VP & Treasurer Just Care, Inc.

[Signature pages continue]

BNP PARIBAS, as Lender
By:	/s/ ANDREW SHAPIRO
	Name:	ANDREW SHAPIRO
	Title:	Managing Director

By:	/s/ John Treadwell, Jr.
	Name:	John Treadwell, Jr.
	Title:	Vice President

BNP PARIBAS, as Administrative Agent
By:	/s/ ANDREW SHAPIRO
	Name:	ANDREW SHAPIRO
	Title:	Managing Director

By:	/s/ John Treadwell, Jr.
	Name:	John Treadwell, Jr.
	Title:	Vice President